Exhibit 99.1

Diguang International Announces Fourth Quarter and Full Year 2009 Results

SHENZHEN, China, March 31, 2010 -- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG) (“Diguang” or the “Company”) today announced financial results for the fourth quarter and the year ended December 31, 2009.

Fourth Quarter Highlights

▪	Net revenue increased 65.0% year-over-year to $14.4 million
▪	Gross profit totaled $1.6 million, or 11.0% of sales, compared to gross loss of $1.0 million a year ago
▪	Net loss improved to $2.9 million, or $0.13 cents per diluted share, compared to a loss of $3.7 million, or $0.17 per diluted share, a year ago
▪	Non-GAAP net income was $0.4 million, or $0.02 per share, compared to a non-GAAP net loss of $1.6 million, or $0.07 per diluted share, a year ago
▪	In December 2009, Diguang commenced construction of its new production facility in Shenzhen to manufacture large sized LED back light products and LED TVs
▪	In October 2009, Diguang featured its LED lighting products at the Hong Kong International Lighting Fair
▪	In November 2009, Diguang featured its LED products at the China Hi-Tech Fair in Shenzhen

“Demand for our LED backlights continued to increase  in the fourth quarter of 2009.  As a result,  revenue increased 7.1% over the third quarter of 2009 and jumped 65.0% on a year-over-year basis,” said Mr. Song Yi, the President and Chief Executive Officer of Diguang. “In 2009, our product mix reflects  our focus on the rapidly growing market for LED products. For the first time, sales of our LED products, including LED backlights, LED LCM, mini-notebooks, LED general lighting products and LED monitors, represented a majority of our total sales. We successfully introduced our  LED TV backlight and LCM  to major TV manufacturers and added 10 new customers which accounted for approximately 19.0% of our total revenue for fiscal year 2009.   During the year, we also delivered our 19” LED energy saving monitors, along with several LED general lighting products. While magin improved across LED product lines, most notably, large sized LED backlights recorded higher revenue and gross margin.

“We believe our LED TVs and TV assembly offerings will continue to gain momentum as consumers seek environmentally friendly, power-saving and superior quality products at affordable prices.   This is especially true for the domestic market, and we are working to expand our network of agents within China,” added Mr.Song

Highlights for the Three Months Ended December 31, 2009

Net revenue totaled approximately $14.4 million for the three months ended December 31, 2009, a significant increase of 65.0%, compared to $8.7 million for the three months ended December 31, 2008. On a sequential basis revenue increased 6.0% from $13.6 million in the third quarter of 2009 as a result of growing market demand for the Company’s LED TV backlights and CCFL backlights. The fourth quarter of 2009 represents second consecutive quarter of expanded sales for the Company’s traditional CCFL products and newly developed large size LED backlights and LED monitors, which benefited from continued economic recovery.

Gross profit for the fourth quarter of 2009 totaled $1.6 million, or 11.0% of net sales, compared with gross loss of $1.0 million for the same period of 2008. The turnaround in gross profit was largely attributable to upgrades to its small and mid size LED backlight products which generated negative margins in the year ago period, combined with the ability to generate high gross margin from sales of its large sized LED products. On a sequential basis, gross margin increased 4.0 percentage points from 7.0% in the third quarter of 2009.

Operating expenses totaled approximately $4.2 million for the fourth quarter of 2009, up 56.6% from $2.8 million in the fourth quarter of 2008. As a percentage of net revenue, fourth quarter 2009 total operating expenses amounted to 29.1%, compared to fourth quarter 2008 operating expenses at 56.6% of net revenue. This was largely attributable to a significant increase in R&D expenses as the Company aggressively upgraded its exisiting products and invested into product development initiatives and increase in selling expenses due to promotion activities for new products, which were partially offset by decline in general and administrative expenses as a result of management’s disciplined efforts to control costs.

The Company's net loss attributable to common shares during the three months ended December 31, 2009 was $2.9 million, down from net loss attributable to common shares of $3.7 million for the three months ended December 31, 2008.

The loss per basic and diluted share was ($0.13) for the three months ended December 31, 2009, improving from loss per basic and diluted share of ($0.17) for the three months ended December 31, 2008.

Excluding non-cash items, net income for the fourth quarter of fiscal 2009 on a non-GAAP basis would have been $0.4 million, or $0.02 per basic and diluted share. Excluding non-cash items, net loss for the fourth quarter of 2008 on a non-GAAP basis would have been $1.6 million, or ($0.07) per basic and diluted share.  Please see the reconciliation table below.

Reconciliation of GAAP Net Income and Earnings per Share to Non-GAAP Net Income and Earnings per Share

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

GAAP net income (loss)	(2,935,282)	(3,730,896)	(7,200,452)	(4,718,370)
Non-cash items:
Non controlling interest	202,927	(74,007)	(45,682)	195,925
Depreciation	381,998	415,979	1,601,616	1,833,219
Bad debt allowance	869,079	220,720	869,079	220,720
Inventory provision	1,181,258	1,183,932	1,749,523	1,239,816
Impairment of long-term investments	720,698	157,108	720,698	157,108
Loss on disposal of assets	2	3,726	30,489	3,726
Share-based compensation	(20,305)	144,127	281,175	571,505
Deferred tax assets	0	53,522	28,485	53,522
Non GAAP net income (loss)	400,375	(1,625,789)	(1,965,069)	(442,869)

GAAP net income (loss)	(0.13)	(0.17)	(0.33)	(0.21)
Non-cash items:
Non controlling interest	0.01	(0.00)	(0.00)	0.01
Depreciation	0.02	0.02	0.07	0.08
Bad debt allowance	0.04	0.01	0.04	0.01
Inventory provision	0.05	0.05	0.08	0.06
Impairment of long-term investments	0.03	0.01	0.03	0.01
Loss on disposal of assets	0.00	0.00	0.00	0.00
Share-based compensation	(0.00)	0.01	0.01	0.03
Deferred tax assets	0.00	0.00	0.00	0.00
Non GAAP net income (loss)	0.02	(0.07)	(0.09)	(0.02)
Weighted average shares outstanding - basic and diluted	22,200,822	22,072,000	22,072,000	22,155,882

Fiscal Year 2009 Results

Total revenue for 2009 was approximately $44.1 million, down 20.5% from $55.4 million in fiscal year 2008. Gross profit for 2009 was $3.6 million, down 25.1% from gross profit of $4.7 million a year ago. Gross margin was 8.1% for 2009, down from 8.6% for 2008. The Company recorded an operating loss of $7.0 million, compared with operating loss of $3.9 million in 2008. Net loss attributable to common shares for 2009 was $7.2 million, compared with net loss attributable to common shares of $4.7 million in 2008. Basic and diluted loss per share were ($0.33) for 2009 compared to ($0.21) in 2008.

Excluding non-cash items, net loss for 2009 on a non-GAAP basis would have been $2.0 million, or ($0.09) per share. Excluding non-cash items, net loss for 2008 on a non-GAAP basis would have been $0.4 million, or ($0.02) per share. Please see the reconciliation table above.

Financial Condition

As of December 31, 2009, Diguang had $6.2 million in cash and cash equivalents, $4.3 million in restricted cash and approximately $2.8 million in working capital. As of December 31, 2009, shareholders' equity was $51.7 million.

Recent Events

On March 9, 2010, Diguang’s management team presented at the Rodman & Renshaw China Investment Conference in Beijing.

Business Outlook

Diguang continues to anticipate strong growth driven by increased demand in its LED backlight, LED TV, and general lighting product segments. According to DisplayBank’s projections Global LED market will reach $14 billion in 2013, reflecting a five-year compound annual growth rate 18.7%.  The Company has rolled out its 32’’, 42’’ and 52’’ LED TVs in small batches in the first quarter of 2010  and expects to deliver large orders in the second quarter of 2010. Diguang expects to launch its 24 inch ultra-thin monitor in the second quarter of 2010.

Diguang’s new production facility in Shenzhen will be used to manufacture large size LED backlights and LED TVs. This new facility will house ten production lines with a total annual production capacity of 1.0 million units. The Company expects to complete construction in the third quarter of 2010 and anticipates the facility to commence production by the first quarter of 2011. With the additional capacity from the Shenzhen facility, the Company expects total capacity to expand to 6.6 million backlight units, 320,000 LED TV and monitor units, and 50,000 LED lighting units, an increase of 45.6%, 88.2% and 150%, respectively.

General lighting products, represent a longer term growth opportunity. According to DisplaySearch projections, the LED lighting market could reach $2 billion by 2013.  Diguang employs sales agents to expand its geographic reach and has shipped samples of its LED general lighting products to the US, UK, France, Netherland and Singapore. The Company has received favorable response and is working on initial trial orders from customers in US, UK, and France.

The Company estimates fiscal 2010 revenue to be in the range of $60 million to $80 million.

“With distinguishing features such as superior quality, slimmer profiles, lower energy consumption and higher color contrast gaining consumers’ attention, the global LED TV market is rapidly gaining momentum and we expect it to be a strong catalyst for our growth in the year ahead. We are also excited about the emerging LED general lighting segment with increasing government support and rising global environmental conciousness,” commented Mr. Song. “Our new production facility in Shenzhen will enable us to capitalize on the long term growth opportunities in the LED industry. With strategically located manufacturing bases in China’s vital electronics manufacturing regions, Diguang is well positioned to  to effectively meet increasing demand from both domestic and international customers.”

Use of Non-GAAP Financial Measures
GAAP results for the three months and years ended December 31, 2009 and 2008 include non-cash expenses such as depreciation, share based compensation, bad debt allowance, inventory provisions, loss on the disposal of assets, and deferred tax assets.  To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, which are non-GAAP net income and non-GAAP diluted earnings per share. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results related to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table above.

Teleconference and Webcast Information

Management will host a conference call and webcast to the 2009 fourth quarter and year-end financial results. The conference call will take place at 9:00 a.m. Eastern Time on Wednesday March 31, 2010.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (877) 833-3695. International callers should dial +1 (706) 679-8022. When prompted, please enter the conference ID number 645 864 20.

A replay will be available for 14 days starting at 10:00 a.m. Eastern Time on Wednesday March 31, 2010, and can be accessed by dialing +1 (800) 642-1687. International callers should dial +1 (706) 645-9291. When prompted, please enter the conference ID number 645 864 20.

About Diguang International Development Co., Ltd.

Through its subsidiaries, Diguang develops and produces CCFL and LED backlights for a wide range of TFT-LCD products. A backlight is the typical light source of a liquid crystal display (LCD), with applications spanning televisions, computer monitors, cellular phones, digital cameras, DVDs and other home appliances. Leveraging its LED expertise, the Company also creates and markets energy-saving technologies and solutions for rapidly growing markets such as LED backlight monitors and LED general lighting. For more information, contact CCG Investor Relations directly or go to Diguang's website at http://www.diguangintl.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

For more information, please contact:
Company Contact:
Viola Tse
Diguang International Development Co., Ltd.
Email: viola@diguang.com
Tel:   +1-626-593-5486

Investor Relations Contact:
Elaine Ketchmere, Partner
CCG Investor Relations
Email: Elaine.ketchmere@ccgir.com
Tel:   +1-310-954-1345
Web:   http://www.ccgirasia.com

 DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2009
(In US Dollars)

	Three Months Ended December 31		Years Ended December 31
	2009	2008	2009	2008

Revenues:
Revenues, net	14,415,893	8,734,623	$44,075,249	$55,430,680
Cost of sales	12,824,018	9,696,293	40,523,868	50,690,610

Gross profit	1,591,875	(961,670)	3,551,381	4,740,070

Selling expense	683,374	589,551	2,336,476	1,854,369
Research and development	1,563,326	327,636	3,049,703	1,163,830
General and administrative	1,226,559	1,742,804	4,411,902	5,509,517
Loss on disposing assets	2	157,108	30,489	3,726
Impairment loss	720,698	0	720,698	157,108
Loss from operations	(2,602,084)	(3,778,769)	(6,997,887)	(3,948,480)

Interest income expense, net	(81,369)	(89,062)	(367,128)	(259,666)
Investment income (loss)	0	1,471	800	67,523
Other income (loss)	(37,478)	137,674	160,459	(190,513)

Loss before income taxes	(2,720,931)	(3,728,686)	(7,203,756)	(4,331,136)

Income tax provision	11,424	76,217	42,351	191,309

Net loss	(2,732,355)	(3,804,903)	(7,246,107)	(4,522,445)

Net income (loss) attributable to non-controlling interest	202,927	(74,007)	(45,682)	195,925

Net income (loss) attributable to common shares	(2,935,282)	(3,730,896)	$(7,200,425)	$(4,718,370)

Weighted average common shares outstanding – basic	22,200,822	22,072,000	22,072,000	22,155,882

Losses per share – basic	(0.13)	(0.17)	(0.33)	(0.21)

Weighted average common shares outstanding – diluted	22,200,822	22,072,000	22,072,000	22,155,882

Losses per shares – diluted	(0.13)	(0.17)	(0.33)	(0.21)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)
	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$6,190,513	$15,024,363
Restricted cash	4,341,112	-
Accounts receivable, net of allowance for doubtful accounts $655,893 and $1,529,505	13,972,086	9,944,208
Inventories, net of provision $2,081,334 and $3,519,124	7,439,287	7,285,860
Other receivables, net of provision $ 101,020 and $ 69,032	465,013	535,493
VAT recoverable	82,497	112,842
Advance to suppliers	900,328	602,017
Deferred tax asset	-	28,485

Total current assets	33,390,836	33,533,268

Investment, net of impairment $779,302 and $ 1,500,000	-	720,698
Plant, property and equipment, net	17,868,845	19,369,200
Long-term prepayments	439,502	-

Total assets	$51,699,183	$53,623,166

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank loans	$10,213,683	$4,397,215
Accounts payable	15,446,721	15,643,476
Advance from customers	325,165	561,282
Accruals and other payables	2,510,206	2,337,800
Accrued payroll and related expense	712,206	626,277
Income tax payable	394,989	401,260
Amount due to related parties	-	674,548
Amount due to stockholders – current	943,378	1,005,480
Total current liabilities	30,546,348	25,647,338

Research funding advanced	952,255	644,925
Total non-current liabilities	952,255	644,925

Total liabilities	31,498,603	26,292,263

Equity：
Common stock, par value $0.001 per share, 50 million shares authorized, 22,593,000 and 22,593,000 shares issued, 22,072,000 and 22,072,000 shares outstanding	22,593	22,593
Additional paid-in capital	20,881,635	20,600,460
Treasury stock at cost	(674,455)	(674,455)
Appropriated earnings	802,408	802,408
Accumulated deficit	(7,644,254)	(443,829)
Translation adjustment	4,338,891	4,503,022
Total stockholders’ equity	17,726,818	24,810,199
Non-controlling interest	2,473,762	2,520,704
Total equity	20,200,580	27,330,903

Total liabilities and stockholders’ equity	$51,699,183	$53,623,166

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Years Ended December 31
	2009	2008
Cash flows from operating activities:
Net income	$(7,246,107)	$(4,522,445)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,601,616	1,833,219
Bad debts allowance	869,079	220,720
Inventory provision	1,749,523	1,239,816
Impairment of long-term investment	720,698	157,108
Loss on disposing assets	30,489	3,726
Share-based compensation	281,175	571,505
Deferred tax asset	28,485	53,522
Changes in operating assets and liabilities:
Accounts receivable	(4,898,836)	3,079,557
Inventory	(1,903,493)	(1,073,437)
Other receivables	70,470	(134,174)
VAT recoverable	30,347	291,740
Prepayments and other assets	(298,422)	586,062
Accounts payable	(196,458)	(4,012,725)
Accruals and other payable	258,294	(1,273,957)
Advance from customers	(236,042)	79,739
Accrued interest payable to related parties	64,629	-
Taxes payable	(6,268)	(23,295)

Net cash used in operating activities	(9,080,821)	(2,923,319)

Cash flows from investing activities:
Purchase of fixed assets	(160,094)	(2,607,743)
Cash paid for acquisition of entities	(109,670)	(1,194,520)
Proceeds from disposal of fixed assets	29,154	9,161

Net cash used in investing activities	(240,610)	(3,793,102)

Cash flows from financing activities:
Stock repurchase	-	(245,160)
Due to related parties	(691,273)	(727,161)
Capital infused by minority interest in North Diamond	-	737,500
Proceeds from short-term bank facilities	5,813,568	4,397,215
Restricted cash pledged for import facilities	(4,341,112)	-
Prepaid deposit for long-term credit facilities	(439,502)	-
Research funding advanced	307,731	391,882

Net cash received from financing activities	649,412	4,554,276

Effect of changes in foreign exchange rates	(161,831)	935,781

Net increase (decrease) in cash and cash equivalents	(8,833,850)	(1,226,364)

Cash and cash equivalents, beginning of the year	15,024,363	16,250,727

Cash and cash equivalents, end of the year	$6,190,513	$15,024,363

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